Exhibit 23.3

Deloitte & Touche LLP Fifth Avenue Place East Tower Suite 600, 425 – 1st Street SW Calgary, AB T2P 3L8 Canada

Tel: 403-648-3200 Fax: 403-265-0862 www.deloitte.ca

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As Independent petroleum engineers, we hereby consent to the incorporation by reference in its Registration Statements on Form S-8 (Registration Numbers 333-11313-99, 333-87069-99, 333-121908, 333-155291 and 333-166598) and on Form S-3 (Registration Number 333-159601) of Nabors Industries Ltd. and on Form S-3 (Registration umber 333-169013-01) of Nabors Industries, Ltd. and Nabors Industries, Inc. relating to the use and inclusion of our letter report dated January 26, 2012 with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenue associated with these reserves as of December 31, 2011 attributable to the Ramshorn Canada Investments Limited net interests in properties specified by Ramshorn Canada Investments Limited and to all references to our firm which are to be included in Form 10-K for the year ended December 31, 2011 to be filed by Nabors Industries Ltd. with the Securities and Exchange Commission.

AJM Deloitte

By:	“Original signed by R.G. Bertram”
Robin G. Bertram, P.Eng.

February 29, 2012